Exhibit 10.1

                                   PAY88, INC.
                            1053 NORTH BARNSTEAD ROAD
                         BARNSTEAD, NEW HAMPSHIRE 03225




                                 June 8th, 2006

Chong Qing QianBao Technology Limited Libility Company
No.78 , 1st Yanghe Village , Jiangbei District, Chong Qing , 400020 China

                  Re:   Letter of Intent
Gentlemen:

      This Letter of Intent (this "Agreement") shall set forth our mutual agreement regarding a transaction (the "Transaction") whereby Pay88, Inc. or a wholly-owned subsidiary (the "Buyer") shall acquire certain assets (including intellectual property) from Chong Qing QianBao Technology Limited Liability Company (the "Seller"), including without limitation, approximately $300,000 in cash, certain real estate holdings, its online payment platform system, software, domain name and its customer base. In consideration for the assets purchased, the Buyer shall issue preferred stock to the Seller, with certain preferences and conversion rights to be negotiated between the parties. The assets shall be delivered to the Buyer free and clear of any liens and encumbrances.

      The closing of the transactions contemplated by this Agreement is subject to the completion of the due diligence investigation of both parties, the filing of the certificate of designation creating the preferred stock to be issued to the Seller, execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the foregoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the Closing occur on or before October 31, 2006. The parties shall use their best efforts to achieve same.

      In consideration of the above, the Seller agrees that it shall not, directly or indirectly, solicit, negotiate and/or accept any offer to acquire any of the Seller's assets or securities until the execution and delivery of definitive agreements with respect to the Transaction.

      Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the other party.

      The Seller shall enable the officers, independent certified public accountants, counsel, bankers and other representatives of the Buyer access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that the Buyer may have full opportunity to make such investigation as it reasonably desires to make of the Seller and its business.

      If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Agreement to our attention, whereupon this Agreement shall become a valid and binding agreement between us.


                                   PAY88, INC.



                                   By: /s/ Guo Fan
                                       -----------
                                           Guo Fan
                                           CEO


         AGREED AND ACCEPTED:

         CHONGQING QIANBAO TECHNOLOGY LIMITED LIABILITY CO.


         By: /s/ Tao Fan
             -----------
                 Name: Tao Fan
                 Title: Board Chairman